Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
AGREEMENT
This AGREEMENT (this “Agreement”), dated as of September 28, 2015, is by and between Imation Corp., a Delaware corporation (“Imation USA” and together with its subsidiaries and affiliates, each individually, an “Imation Entity” and collectively, the “Imation Entities”) and TDK Corporation, a company organized under the laws of Japan (“TDK”).
W I T N E S S E T H:
WHEREAS, reference is made to (a) the Trademark License Agreement, dated as of July 31, 2007, by and between Imation USA and TDK (as amended, the “US License Agreement”) and (b) the IMN Trademark License Agreement, dated as of July 31, 2007, by and between Imation USA (as successor in interest to IMN Data Storage Holdings CV, a Dutch private limited partnership (“Imation Dutch”) pursuant to the Deed of Novation, dated July 1, 2013, by and among Imation Dutch, TDK and Imation USA) and TDK (as amended, the “Global License Agreement” and together with the US License Agreement, each individually a “License Agreement” and, collectively, the “License Agreements”), pursuant to which Imation USA and certain other Imation Entities have been granted the right to use the Licensed Trademarks (as defined in the License Agreements), the domain name “tdk-media.com” and the Additional Licensed Domain Names (as defined in the License Agreements and, together with “tdk-media.com,” the “Licensed Domain Names”) for the marketing and sale of Licensed Products (as defined in the License Agreements), and rights under certain patents to market, distribute and sell Current Magnetic Tape Products and Current Optical Media Products (each as defined in the License Agreements) (collectively, such patents, the Licensed Trademarks and Licensed Domain Names to be referred to herein as the “Licensed IP”);
WHEREAS, reference is made to the Investor Rights Agreement, dated as of July 31, 2007, by and between Imation USA and TDK (as amended, the “Investor Rights Agreement”);
WHEREAS, TDK and certain subsidiaries of TDK own an aggregate 7,590,764 shares of the capital stock of Imation USA (the “Imation Shares”), and the parties desire that TDK transfer 6,675,764 of such Imation Shares to Imation USA (the “Transferred Imation Shares”); and
WHEREAS, in connection with Imation USA’s withdrawal from the Business (as defined in the License Agreements), the parties also desire to terminate the License Agreements and to terminate certain provisions of the Investor Rights Agreement, in each case, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the parties hereto agree as follows:
1.Transfer of Imation Shares.
(a)    Subject to Sections 1(b) and 4 below, TDK hereby unconditionally covenants and agrees that it shall irrevocably transfer to Imation USA, on a date (the “Effective Date”) no later than October 31, 2015, all of its right, title and interest in and to the Transferred Imation Shares, free from all liens, charges and encumbrances, and not subject set-off or any defense. Subject to Sections 1(b) and 4 below, after giving effect to such transfer on the Effective Date and the release from escrow of the Transferred Imation Shares (such release, the “Share Release”, and the date of such release, the “Share Release Date”), Imation USA shall be the sole owner of the Transferred Imation Shares so released, and TDK agrees and acknowledges that it shall have no further right, title, interest or claim in or to such released Transferred Imation Shares. TDK shall provide Imation USA with such instruments and documents which Imation USA shall reasonably require to evidence such transfer. Prior to the Effective Date, Imation USA shall use commercially reasonable efforts to cooperate with and assist TDK to effect (i) the transfers of Transferred Imation Shares to TDK from its subsidiaries, and (ii) the delivery by TDK to Imation USA of Transferred Imation Shares, including without limitation, in each case, by directing its transfer agent as reasonably requested by TDK or its subsidiaries.
(b)    In the event, and solely to the extent, that the transfer of the Transferred Imation Shares to Imation USA pursuant to Section 1(a) would result in a material violation of, or cause TDK or any its subsidiaries to suffer any material adverse legal consequence under, any applicable laws or regulations enacted after the date hereof, TDK shall timely execute and deliver such documents, instruments and agreements to, and shall take such other actions as are necessary to, confer upon Imation USA all rights, benefits and burdens of beneficial ownership over the Transferred Imation Shares as of the Effective Date, and shall use commercially reasonable best efforts to enable TDK to transfer full title to the Transferred Imation Shares to Imation USA in material compliance with such laws and regulations as expeditiously as reasonably possible after the Effective Date, in each case subject to Section 4.
2.    Termination of License Agreements.
(a)    As of the Effective Date, the US License Agreement shall be deemed terminated in accordance with Section 6.4(b) thereof, the Global License Agreement shall be deemed terminated in accordance with Section 5.4(a) thereof, and each Imation Entity (including without limitation any other Imation Entity that as of the Effective Date sells Licensed Products (the “Imation Licensees”)) shall have no further right, title, interest or claim in or to any Licensed Products or Licensed IP, and shall cease all use of the Licensed IP (including without limitation the Licensed Trademarks and Licensed Domain Names and any mark or domain name confusingly similar thereto), except as set forth in Section 7(c) hereof with respect to the Licensed Domain Names and except, that, the License Agreements shall remain in force and effect to the extent that any Imation Licensee requires such rights to (i) sell or otherwise dispose of, on a royalty free basis, any existing Licensed Products consisting of finished goods on or before December 31, 2015, (ii) complete any existing Licensed Products consisting of goods which are “work-in-process” and to then sell or otherwise dispose of, on a royalty-free basis, such finished Licensed Products on or before December 31, 2015, (iii) otherwise manufacture, finish and sell or otherwise dispose of, on a royalty-free basis, Licensed Products in order to honor existing and new purchase orders that may be accepted by any Imation Licensee on or before December 31, 2015 for shipment on or before December 31, 2015; provided, that, to the extent that any Imation Licensee is currently contractually obligated to sell Licensed Products to a customer after December 31, 2015 (such later date being referred to herein as an “Extended Delivery Date”) pursuant to a customer supply agreement executed, and/or a purchase order accepted, prior to the Effective Date, it is permitted to consummate such sale through the applicable Extended Delivery Date; provided further, that, no such Extended Delivery Date shall be more than 150 days after the later of (1) the Effective Date and (2) so long as Imation USA is not in breach of Section 4, the Share Release Date. To the extent clauses (i), (ii) and/or (iii) above are inconsistent with any provision of either License Agreement, the terms of clause (i), (ii) or (iii), as the case may be, shall govern. In no event shall any rights retained by any Imation Licensee pursuant to clause (i), (ii) or (iii) above during the time periods set forth in such clauses be broader in any respect than the rights granted to such Imation Licensee pursuant to the applicable License Agreement (or the applicable sublicense to such Imation Licensee, to the extent consistent with the applicable License Agreement) prior to the Effective Date. Without limitation to the generality of the foregoing, (x) all uses by any Imation Entity of any Licensed Trademark or any Licensed Domain Name in accordance with this Agreement shall comply with all requirements and restrictions set forth in the License Agreements, including, without limitation, compliance with the Quality Guidelines and (y) Imation USA shall not, and shall ensure each other Imation Entity shall not, at any time during or after the term of this Agreement, (1) register or seek to register any Licensed Trademark or Licensed Domain Name, or any mark or domain name containing or confusingly similar to any Licensed Trademark or Licensed Domain Name or (2) challenge or take any action inconsistent with TDK’s sole ownership of the Licensed Trademarks and Licensed Domain Names.
(b)    It is the intention of the Imation Licensees to purchase inventory of Licensed Products only to the extent necessary to fulfill purchase orders accepted in accordance with the time periods set forth in Section 2(a) above for shipment in accordance with the time periods set forth in Section 2(a) above. The Imation Licensees will use their commercially reasonable efforts to sell as much of their inventory as possible by November 30, 2015 (other than inventory that is scheduled to be shipped in connection with purchase orders that, in accordance with Section 2(a) above, have shipment dates after November 30, 2015). The Imation Licensees will sell or destroy all residual inventory of Licensed Product (that is not necessary to fulfill supply obligations under a customer supply agreement or purchase order that, in accordance with Section 2(a), has an Extended Delivery Date or needed to fulfill warranty obligations), including returns, remaining goods in stock and other such items, on or prior to January 31, 2016, and Imation USA will deliver to TDK a certificate, signed by an officer of Imation USA, certifying that substantially all inventory of Licensed Products (other than such inventory necessary to fulfill supply obligations under customer supply agreements or purchase orders that, in accordance with Section 2(a), have Extended Delivery Dates and/or to fulfill warranty obligations) has been sold or destroyed as of such date. Notwithstanding anything to the contrary set forth herein, if the Share Release has not occurred by any of the dates specified in

Section 2(a) above or this Section 2(b), then, so long as Imation USA is not in breach of Section 4, with respect to each such date that occurs prior to the Share Release, at the option of Imation USA such date shall be deemed extended by one calendar month (and such extensions shall continue with respect to each subsequent month until completion of the Share Release).
(c)    Any purchaser (other than an Imation Entity) of any Licensed Products purchased in accordance with this Agreement shall have the right to use and re-sell such Licensed Products.
(d)    Each Imation Licensee retains all of its rights to collect all receivables owing to it arising from the sale of Licensed Products.
(e)    Imation USA shall cause each other Imation Entity to comply with the terms and conditions of this Agreement with respect to Licensed Products and Licensed IP, and shall be responsible and liable for any failure of any Imation Entity to comply with such terms and conditions.
3.    Termination of Investor Rights Agreement. As of the Effective Date, TDK’s rights pursuant to the following sections of the Investor Rights Agreement shall terminate, and such sections shall be of no further force or effect: Sections 1.1-1.4 (board representation), Section 1.5 (information rights), Sections 2.1-2.3 (preemptive rights) and Section 3.1(a) (demand rights); it being understood that the foregoing termination shall not affect, and TDK shall retain, TDK’s piggyback registration rights pursuant to Section 3.1(b) of the Investor Rights Agreement.
4.    Return of Imation Shares. Imation USA shall hold the Transferred Imation Shares in escrow pending Imation USA’s filing with the U.S. Securities and Exchange Commission of its Form 10-Q for the fiscal quarter ended September 30, 2015 (the “10-Q”) and the determination of any adjustment pursuant to the following formula. Imation USA shall not pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer any Transferred Imation Shares in escrow, and shall segregate such Transferred Imation Shares from any other securities in Imation USA’s possession while in escrow. In the event that the balance sheet reported in the 10-Q reflects shareholders’ equity of Imation USA greater than $56,000,000, Imation USA shall transfer back, as soon as commercially practicable and in any event no later than November 30, 2015, to TDK from escrow all right, title and interest, free from all liens, charges and encumbrances, in a number of Transferred Imation Shares equal to the result (rounding down) of the following formula: X divided by Y, multiplied by 6,675,764.
For purposes of this Agreement:
“X” shall mean the amount of the shareholders’ equity of Imation USA reflected in the 10-Q minus $56,000,000.
“Y” shall mean $148,363,000, which is the result of $204,363,000 (i.e. the value of the shareholders’ equity of Imation USA on June 30, 2015) minus $56,000,000.
To the extent any Transferred Imation Shares remain in escrow after giving effect to such transfer back to TDK, if any, all right, title and interest in such Transferred Imation Shares shall be released from escrow to Imation USA. Imation USA and TDK acknowledge and agree that this Agreement shall be a “securities contract” as such term is defined in Section 741(7) of Title 11 of the United States Code.
5.    Transitioning of Business in Worldwide Market by Imation Entities. Attached as Exhibit A hereto are the Terms and Conditions of Transitioning of Business in the Worldwide Market by Imation Entities, which contains the understanding of the parties regarding the steps the Imation Entities plan to follow in connection with the transitioning of the conduct of their business in the worldwide market relating to the Licensed Products.
6.    Transition Services Agreement. Attached hereto as Exhibit B is a form of Transition Services Agreement, which Imation Japan will present for execution to its top 25 customers, and possibly to additional customers. As between TDK and Imation USA, TDK will not be responsible and liable for any costs and expenses with respect to customers of Licensed Products. As between TDK and Imation USA, TDK shall not be responsible or liable for any costs and expenses incurred with respect to any customer that enters into a Transition Services Agreement. The contracting Imation Entity will be responsible and liable for any costs and expenses incurred with respect to contracts entered into with its customers and vendors relating to the Licensed Products. To the extent that a claim is asserted against TDK, Imation USA will indemnify TDK to the extent set forth in the License Agreements.
7.    Warranty Support; Domain Names.
(a)    All customer and consumer warranty claims for Licensed Products will be honored and supported by Imation USA (directly or via another applicable Imation Entity (in accordance with the Imation warranty policy currently in place)) through June 30, 2017, as follows: (i) through December 31, 2015, the customer/consumer warranty service will be performed by Imation USA or such other applicable Imation Entity consistent with current practices and (ii) from January 1, 2016 through June 30, 2017, the customer/consumer warranty service will be performed by a third party provider at Imation USA’s sole cost and expense. With respect to any Extended Delivery Date supply agreements, the foregoing warranty support dates shall be extended accordingly. As between TDK and Imation USA, Imation USA shall be solely responsible and liable for any timely customer or consumer warranty claims that are submitted to Imation USA, whether such claim is made against TDK before or after the dates set forth above.
(b)    Technical support will also be provided by Imation USA or such other applicable Imation Entity, consistent with current practices, through June 30, 2017 (or the equivalent period in the case of Extended Delivery Date supply agreements). As between TDK and Imation USA, Imation USA shall be solely responsible and liable for any technical support requests or demands, whether made before or after such date.
(c)    Any applicable websites located at Licensed Domain Names in jurisdictions where Licensed Products are or have been sold or otherwise disposed of by Imation USA or any other Imation Entity, at TDK’s option, will be maintained as “live” by Imation USA until June 31, 2017 (or such other date as may be agreed by the parties) at Imation USA’s cost. On or before the later of (1) December 31, 2015 and (2) so long as Imation USA is not in breach of

Section 4, the Share Release Date, each such website will indicate that the Licensed Products have been discontinued but that warranty and technical support remains available during the time periods set forth in Section 7(a) and Section 7(b) (as applicable) and will continue to provide consumer warranty claim information, phone number contact information and access to owner’s manuals. Administration of the site through such date will be provided by Imation USA (directly or through another applicable Imation Entity), and will be managed by a third party provider. A “Question/Answer” section will continue to be available for Licensed Products.  All website content will be provided to TDK for approval, which approval shall not be unreasonably withheld, delayed or conditioned.
(d)    No later than the Share Release Date, Imation USA will provide TDK with a list of all domain names registered by or on behalf of any Imation Entity that include the mark “TDK” or any other Licensed Trademark or any Licensed Domain Name, or that are, or contain any mark that is, confusing similar to any Licensed Trademark or Licensed Domain Name. No later than fifteen (15) days after the Share Release Date, Imation USA will, or will cause an Imation Entity to, provide TDK with control of each listed domain name that will not be maintained as live by Imation USA in accordance with Section 7(c) and will cause the contact point designated by TDK to be registered as the technical, administration and billing contact point for each such domain name. As to domain names that will be maintained as live in accordance with Section 7(c), Imation USA will, or will cause an Imation Entity to, provide TDK with control of each such domain name as of the date that such domain name ceases to be maintained as live in accordance with Section 7(c) and will cause the contact point designated by TDK to be registered as the technical, administration and billing contact point for each such domain name as of such date.
8.    Representations and Warranties.
(a)    TDK represents and warrants that, prior to the effectiveness of this Agreement, it is the legal and beneficial owner of the Transferred Imation Shares and that its interest is free and clear of any security interest, lien, encumbrance or other adverse claim.
(b)    Each party hereto represents and warrants that (i) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and (ii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation.
(c)    Imation USA represents and warrants that it has provided TDK with all material public and non-public information requested by TDK for purposes of evaluating the transactions contemplated pursuant to this Agreement.
(d)    Imation USA represents and warrants that it is receiving the Transferred Imation Shares for its own account, and not with an intent to further distribute any or all of such Transferred Imation Shares.
9.    Further Assurances. The parties hereto agree to execute and deliver such other instruments, and take such other action, as the other party may reasonably request in connection with the implementation of the transactions contemplated by this Agreement, including, without limitation, the delivery of any notices or other documents or instruments which may be required in connection with the transfer of shares contemplated by this Agreement, with respect to the termination of the License Agreements and, to the extent applicable, with respect to the termination or assignment of trademark filings in favor of any of the Imation Entities which were filed outside of the United States. Any such actions shall be at the cost and expense of the party requesting the action (other than with respect to the trademark filings, which shall be at Imation USA’s cost and expense).
10.    Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Imation USA:	c/o Imation Corp. 1 Imation Way Oakdale, MN 55128 Attention: Barry L. Kasoff, interim President Tel: 651-704-3006 Fax: 651-704-7845
with a copy to:	Otterbourg P.C. 230 Park Avenue New York, NY 10169 Attention: Jonathan N. Helfat, Esq. Tel: (212) 661-9100 Fax: (212) 682-6104

If to TDK:	TDK Corporation Shibaura Renasite Tower 3-9-1 Shibaura, Minato-ku Tokyo, Japan 108-0023 Attention: Ikuo Fukuchi, Head of Legal Tel: 813-6852-7101 Fax: 813-6852-7110
11.    Miscellaneous.
(a)    This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(b)    This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Agreement.
(c)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The parties hereto each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
(d)    THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

IMATION CORP. By: /s/ Barry L. Kasoff Name: Barry L. Kasoff Title: interim President

TDK CORPORATION By: /s/ Takehiro Kamigama Name: Takehiro Kamigama Title: President & CEO

EXHIBIT A

Terms and Conditions of Transitioning of Business in Worldwide Market by Imation Japan

[See Attached]

Terms and Conditions of Transitioning of TDK Business Worldwide by Imation Corporation

In Japan

I. Key Milestone Timeline Dates

September 29:

1.	Public announcement of entering into the Agreement and the arrangements contemplated thereunder

2.	Meeting with employees to notify them of the arrangements contemplated by the Agreement and the transitioning of business in the Japanese market by Imation

3.	Contact with key customers (September 29 and October 1, 2015) (via direct contact and letter distribution to all customers)

October 14:

1.	Confirmation that Imation has delivered a draft of the [Transition Services Agreement] to its top 25 customers

2.	Confirmation of the receipt by Imation of non-cancellable purchase commitments for October, November and December, 2015 shipments

October through February 2016: Phased exit of Imation Corporation Japan (“ICJ”) employees as described in Section IV below

[**]

December 14 to 18: Last week of shipments of Licensed Products to customers although shipments may continue through December 31

II. Consumers

1.
Warranty Support: All customer and consumer warranty claims for Licensed Products will be honored and supported by Imation (in accordance with the Imation warranty policy currently in place) through June 30, 2017, as follows: (a) through December 31, 2015, the customer/consumer warranty service will be performed by Imation and (b) from January 1, 2016 through June 30, 2017, the customer/consumer warranty service will be performed by a third party provider at Imation’s sole cost and expense. Since flash cards have a 5 year consumer warranty, Imation will provide warranty replacement via a third party “fulfillment” service for defective flash cards until June 30, 2021 (in accordance with the Imation warranty policy currently in place) at Imation’s sole cost and expense.

** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

2.
Access for the TDK consumer warranty is via tdk-media.jp.  Technical support will also be provided by Imation through June 30, 2017. TDK Website,tdk-media.jp: TDK-media.jp, at TDK’s option, will remain “live” for a period of 18 months, through June 2017. The site will continue to provide consumer warranty claim information, phone number contact information (0120-81-0544) and access to owner’s manuals. Administration of the site through such date will be provided by Imation, and will be managed by Imation or a third party provider. A “Question/Answer” section will continue to be available for TDK products.  All website content will be provided to TDK for approval.

3.	Published Consumer Warranty Period:

a.
USB Flash Drive and Cards: Subject to the limits to warranty support by Imation described above, USB Drives are covered under warranty for a period of one year from consumer purchase date and flash cards are covered under warranty for a period of five years from consumer purchase date

b.	Audio Speakers: Subject to the limits to warranty support by Imation described above, audio speakers are covered under warranty for a period of one year from consumer purchase date

c.	Headphones: Subject to the limits to warranty support by Imation described above, headphones are covered under warranty for a period of one year from consumer purchase date

III. Customers

1.
Contractual Obligations: All customer contractual obligations with ICJ, including obligations to customers who accept the Transition Services Agreement, will be honored by ICJ. Most customer contracts provide for supply agreements from 30 days to a maximum of 150 days. To the extent the terms of a supply agreement extent beyond December 31, 2015, ICJ will make every effort to reach exit agreements with those customers by December 31, 2015, including providing additional product supply to support customer requirements. (The assumption is that Askul accepts the Transition Services Agreement)

2.
Lead Time: Imation plans to announce the business transition plan at the end of September (September 21 or September 28), 2015. Imation will make every effort to notify all ICJ customers within 3 days after the public announcement via direct contact and customer letter and be provided a minimum of 90 days’ notice on the business exit

[**]

** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

[**]

** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

EXHIBIT B

Form of Transition Services Agreement

[See Attached]

TRANSITION SERVICES AGREEMENT

To: [Name of Customer]

As a valued and loyal customer of [Applicable Imation Entity],(1) we wish to make you aware that due to current market conditions we are making the following one time offer. This offer relates directly to existing confirmed orders between your firm and [Applicable Imation Entity], as well as to new orders accepted by [Applicable Imation Entity].

•
[Applicable Imation Entity] will continue to honor existing confirmed purchase orders consistent with their terms for goods which are to be shipped to you on or before December 31, 2015. In this regard, [Applicable Imation Entity] hereby offers an early payment discount regarding these orders [**].

•
[Applicable Imation Entity] will provide a [**] discount of [**]. Products sold pursuant to this incentive discount will not be subject to returns or credits unless the product is defective, in which case either substitute product or a refund of the discounted purchase price will be provided, at [Applicable Imation Entity]'s option. Any contemplated returns, with the exception of products that are defective or have quality issues, under previously shipped orders must occur prior to being able to participate in this payment incentive program.

•	The incentive purchase discount offer is being made on a first-come, first serve, basis and is subject to product availability and may be terminated by [Applicable Imation Entity] at its discretion.

In order to obtain the benefits of the incentive discount program, please contact:

[Applicable Imation Entity] Sales Manager
_____________________________

** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

(1)The Applicable Imation Entity shall be Imation Corp. or the name of the Imation foreign subsidiary in the country where the program will be implemented. The applicable name will be inserted when the TSA is issued to the local customer.